Exhibit (e)(1)(iii)

Pyxis Funds I

Underwriting Agreement

Effective as of the closing of the sale of BNY Mellon Distributors LLC to Foreside Distributors, LLC by The Bank of New York Mellon Corporation, Pyxis Funds I (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and Foreside Funds Distributors LLC (the “Distributor”) hereby enter into this Underwriting Agreement on terms identical to those of the Underwriting Agreement between the parties effective as of July 1, 2010, as amended (the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, and who have no direct or indirect financial interest in this agreement or in the operation of any plan subject to Rule 12b-1 under the 1940 Act to which this agreement relates, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on not more than sixty (60) days’ written notice, by vote of any of (i) the Funds’ board of trustees, (ii) a majority of the trustees who are not interested persons of the Funds and who have no direct or indirect financial interest in this agreement or in the operation of any plan subject to Rule 12b-1 under the 1940 Act to which the agreement relates and (iii) by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or (on at least sixty (60) days’ written notice) by Distributor. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Underwriting Agreement to be executed as of day and year first written above.

PYXIS FUNDS I

By:	/s/ Ethan Powell
Name:	Ethan Powell
Title:	Secretary

FORESIDE FUNDS DISTRIBUTORS LLC

By:	/s/ Bruno DiStefano
Name:	Bruno DiStefano
Title:	VP